Exhibit 99.1

News Release

DATE: Dec. 1, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

Williams Board of Directors Approves Full Tax-free Spinoff of E&P Business By Year-end 2011

TULSA, Okla. — Williams (NYSE: WMB) today announced that its Board of Directors has approved the proposed spinoff of its exploration and production business, WPX Energy, Inc., through a tax-free dividend involving the distribution of all WPX Energy common stock held by Williams to its stockholders.

The Williams Board has declared a dividend of one share of WPX Energy common stock for every three shares of Williams common stock held by its stockholders as of 5 p.m. EST on Dec. 14, 2011. Subject to the satisfaction of certain conditions, the distribution will occur on Dec. 31, 2011.

“We’re creating two independent and well-positioned companies, each of which is positioned to grow and provide an opportunity for shareholders to realize greater value. Williams is well on its way to becoming a premier high-growth, high-dividend equity,” said Alan Armstrong, president and chief executive officer of Williams. “And WPX has large-scale positions in attractive basins such as the Marcellus, Bakken and Piceance.”

“Williams will be focused on meeting customer demand for large-scale infrastructure that’s designed to maximize the opportunities created by the vastly greater supply of natural gas and natural gas products now known to exist in North America’s unconventional resource plays.”

No action or payment is required by Williams stockholders to receive shares of WPX Energy common stock. Stockholders who hold Williams common stock on the record date will receive a book-entry account statement reflecting their ownership of WPX Energy common stock or their brokerage account will be credited with the WPX Energy shares. An Information Statement containing details regarding the distribution of the WPX Energy common stock and WPX Energy’s business and management following the spinoff will be mailed to Williams stockholders prior to the distribution date.

Fractional shares of WPX Energy stock will not be distributed to Williams stockholders. Instead, the fractional shares of WPX Energy common stock will be aggregated and sold in the open market, with net proceeds distributed pro rata in the form of cash payments to each Williams stockholder who would otherwise hold a WPX Energy fractional share.

Shares of Williams common stock will continue to trade the “regular way” on the New York Stock Exchange through the period leading up to the distribution date of Dec. 31, 2011. Any shareholders of Williams common stock who sell Williams shares “regular way” on or before the distribution date also will be selling their right to receive shares of WPX common stock in the distribution.

WPX common stock is expected to begin trading on a “when-issued” basis on the NYSE under the ticker symbol “WPX WI” (when-issued) on or about Dec. 12, 2011. On Jan. 3, 2012, WPX will begin trading “regular way” under the symbol “WPX.” Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling Williams common stock on or before the distribution date.

Following the spinoff, WPX will be an independent natural gas and oil exploration and production company engaged in the development of long-life unconventional properties. The company will be focused on profitably exploiting its significant natural gas reserve base and related NGLs in the Piceance Basin of the Rocky Mountain region, and on developing and growing its positions in the Bakken Shale oil play in North Dakota and the Marcellus Shale natural gas play in Pennsylvania. The company also will have domestic operations in the Powder River Basin in Wyoming and the San Juan Basin in the southwestern United States and international investments in Argentina and Colombia. The company will have approximately 1,200 employees and its headquarters will be in Tulsa, Okla.

Completion of the spinoff is subject to the satisfaction of a number of conditions, including the Form 10 Registration Statement for WPX’s common stock being declared effective by the Securities and Exchange Commission, WPX’s common stock being accepted for listing on the NYSE and certain other conditions described in the Form 10. The Board has reserved the right to withdraw its declaration of the dividend at any time prior to the distribution.

The spinoff has been structured to qualify as a tax-free dividend to Williams stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares, however, will be taxable. Williams stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the spinoff.

Barclays Capital and Citi are acting as lead financial advisers to Williams. J.P. Morgan also serves as a financial adviser to the company. Williams’ legal adviser is Gibson, Dunn & Crutcher LLP.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.